EXHIBIT 99.1

Swiss Medica Announces Chief Financial Officer Appointment
Tuesday December 28, 8:00 am ET

TORONTO--(BUSINESS WIRE)--Dec. 28, 2004--Swiss Medica Inc. (OTC BB: SWME - News)

Chief Executive Officer Raghu Kilambi is pleased to announce the appointment of Bruce Fairbairn as Swiss Medica's Chief Financial Officer, effective immediately. "Mr. Fairbairn has been Swiss Medica's Controller (part-time) since June 2003, controlling costs and building the accounting and budgeting systems," said Raghu Kilambi. "Mr. Fairbairn will take over full-time duties as Chief Financial Officer while I continue as CEO. With Swiss Medica's expanded launch into the United States, I will focus my CEO duties on overall corporate performance, marketing strategies, corporate finance, investor relations and public relations as we move into an accelerated growth phase during 2005."

Bruce Fairbairn brings nearly 30 years of proven experience as a financial analyst, internal auditor and Chief Financial Officer. After graduating from McGill University with a Bachelors degree in Commerce, Mr. Fairbairn served in various financial capacities at the Canadian subsidiaries of NYSE-listed companies such as Crane Company and Alcan Inc. He has also served as Chief Financial Officer or in a senior financial position for privately owned firms, such as Air Niagara, Range Transportation and Evergreen Peripherals.

Bruce Fairbairn said, "I am delighted to be joining such a vibrant team as we continue to launch a product that is not only effective, but is also a safe and natural solution to a problem affecting millions of people. This is a rare opportunity that I could not resist."

About Swiss Medica Inc.

Swiss Medica commercializes proprietary bioscience products that relieve chronic ailments. We increase our market share through focused distribution strategies in multiple sales channels. Swiss Medica's mission is to be a world leader in the commercialization of life enhancing bioscience products that improve quality of lives. Please visit our websites at www.swissmedica.com and www.O24zone.com

Swiss Medica's flagship product, the O24(TM) Essential Oil Pain Neutralizer, holds US Patent #6,444,238B1. The O24(TM) pain relief solution has been used, recommended and praised for its fast-acting and long-lasting benefits by healthcare professionals in the United States, Canada and in Europe. O24 is widely available throughout Canada in leading pharmacies and natural food stores. It is available in Happy Harry's Discount Drugstores in the United States, and elsewhere by visiting www.O24zone.com, for ordering details and store locators.

Forward-looking statements in this news release are made pursuant to the "Safe Harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, risks relating to the ability to close transactions being contemplated, risks related to international sales and potential foreign currency exchange fluctuations, continued acceptance of Swiss Medica's products, increased levels of competition, technological changes, dependence on intellectual property rights and other risks detailed from time to time in Swiss Medica's periodic reports filed with the United States Securities and Exchange Commission and other regulatory authorities.


Swiss Medica Inc. (OTC Bulletin Board:SWME - News)
Contact:

     Swiss Medica
     Investor Relations Contact: David Jones
     1 (866) 485-4243
     OR
     Blue Skye PR, Inc.
     Press Contact: Sky Wallen
     (813) 732-6869
     blueskyeinc@yahoo.com

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